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                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                 No.:  333-86331


Prospectus Supplement No. 1, dated March 13, 2001
(To the Prospectus filed December 28, 2000)



                                UNIVERSE2U INC.


On March 13, 2001, Universe2U Inc. (the "Company") consummated the sale of 219,725 shares of its common stock to Dominion Fixed Income Plus Investments Ltd. (the "Investor") in a private placement which resulted in net proceeds to the Company of $550,000. The foregoing securities were issued pursuant to the exemption from registration provided by Regulation S promulgated under the
Securities Act of 1933, as amended.   The securities sold to the Investor are
restricted and may not be offered or re-sold in the United States absent registration or an exemption from registration. The shares of common stock issued pursuant to such placement are subject to anti-dilution price protection until March 13, 2002, exercisable with respect to each share of the purchased shares (the "Reset Right"), whereby upon notice from the Investor, each of such purchased shares shall have its respective original purchase price of $2.50 per share reset in accordance with the formula below (the "Reset Price"). In the event of a Reset Price, an additional number of shares shall be issued to the Investor based upon the difference between the original purchase price and the average of the publicly quoted high and low trading price of the Company's Common Stock during the five (5) days prior to notice to the Company of exercise of the Reset Right (the "High-Low Average Price"). The Company shall issue such additional number of shares to the Investor calculated by (a) subtracting the High-Low Average Price from the original purchase price, (b) multiplying the difference thereof by the number of shares that are the subject of the Reset Right notice from Investor; and (c) dividing the product thereof by the original purchase price. The Reset Right is exercisable with respect to any or all of the purchased shares in whole or in part at any time until March 13, 2002. The Company, at its sole discretion, may redeem the purchased shares for a period of up to twenty-five (25) days from the March 13, 2001 closing date (the "Redemption Period") upon repayment, in whole or in part, of the aggregate original purchase price plus a redemption fee in cash equivalent to two percent (2%) of the original purchase price per share of the shares redeemed, or a pro rata amount of the aggregate original purchase price if all shares are not redeemed in full. The Company, at its sole discretion, may, prior to the expiration of the Redemption Period, extend such Redemption Period for an additional twenty-five (25) days upon payment to Investor of a fee in cash equivalent to two percent (2%) of the aggregate original purchase price. The Company may renew and extend the Redemption Period for two additional consecutive periods upon payment of the foregoing fees.


The Company intends to use the proceeds from the foregoing investment for general corporate and operating purposes.



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